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                                                                     EXHIBIT 21


                     LIST OF SUBSIDIARIES OF THE REGISTRANTS


Subsidiaries of Consolidated Container Company LLC:

         Reid Plastics Group LLC (Delaware)

         Consolidated Container Capital, Inc. (Delaware)

         Plastic Containers LLC (Delaware)

Subsidiaries of Consolidated Container Capital, Inc.:

         None

Subsidiaries of Reid Plastics Group LLC:

         Reid Mexico, S.A. de C.V. (Districto Federal de Mexico)

         Reid Canada, Inc. (Ontario, Canada)

         Stewart/Walker Plastics, Ltd. (British Columbia, Canada)

         Master Plastics, Inc. (Alberta, Canada)

Subsidiaries of Plastic Containers LLC:

         Continental Plastic Containers LLC

         Continental Caribbean Containers, Inc.

Subsidiaries of Continental Plastic Containers LLC:

         None

Subsidiaries of Continental Caribbean Containers, Inc.:

         None